Exhibit 10.1

AMICUS THERAPEUTICS, INC. CASH

DEFERRAL PLAN

AMICUS THERAPEUTICS, INC. CASH

DEFERRAL PLAN

Section 1.                                          Purpose:

By execution of the Adoption Agreement, the Employer has adopted the Plan set forth herein and in the Adoption Agreement, to provide a means by which certain Employees and Non-Employee Directors may elect to defer receipt of current Compensation from the Employer pursuant this Plan and the Adoption Agreement. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code (the “Code”). The deferral provisions of the Plan relating to the deferral of cash Compensation are unfunded and maintained primarily for the purpose of providing a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Section 2.                                          Definitions:

As used in the Plan, including this Section 2, references to one gender shall include the other, unless otherwise indicated by the context:

2.1                               “Active Participant” means, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant shall cease to be an Active Participant (i) immediately upon a determination by the Committee that the Participant has incurred a Separation of Service, or (ii) at the end of the Plan Year that the Committee determines the Participant no longer meets the eligibility requirements of the Plan.

2.2                               “Adoption Agreement” means the written agreement pursuant to which the Employer adopts the Plan. The Adoption Agreement is a part of the Plan as applied to the Employer.

2.3                               “Beneficiary” means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 13 of the Plan.

2.4                               “Board” means the Board of Directors of the Company.

2.5                               “Change in Control” means “Change of Control” as such term is defined in the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan, provided that no such event would be a Change in Control hereunder, unless such event would also be an event described in Section 409A(a)(2)(A)(v) of the Code (or any successor provision thereto) and the regulations thereunder.

2.6                               “Committee” means the persons or entity designated in the Adoption Agreement to administer the Plan.  If the Committee designated in the Adoption Agreement is unable to serve, the Employer shall satisfy the duties of the Committee provided for in Section 9.

2.7                               “Company” means Amicus Therapeutics, Inc.

2.8                               “Compensation” shall have the meaning designated in the Adoption Agreement as such.

2.9                               “Crediting Date” means the date designated in the Adoption Agreement for crediting the amount of any Participant Deferral Credits to the Deferred Compensation Account of a Participant.

2.10                        “Deferred Compensation Account” means the account maintained with respect to each Participant under the Plan. The Deferred Compensation Account shall be credited with Participant Deferral Credits, credited or debited for deemed investment gains or losses, and adjusted for payments in accordance with the rules and elections in effect under Section 8.

2.11                        “Disabled” means Disabled within the meaning of Section 409A of the Code and the regulations thereunder.  Generally, this means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees.

2.12                        “Distribution Date” means the date elected by the Participant to receive a distribution for all or a portion of the Participant’s Deferred Compensation Account as allowed by the Employer in the Adoption Agreement.  The elected Distribution Date shall be no later than the number of years allowed by the Employer in the Adoption Agreement. Additionally, the Distribution Date may be any Qualifying Distribution Event

2.13                        “Effective Date” shall be the date designated in the Adoption Agreement.

2.14                        “Election” means, as applicable, an Initial Election or a Subsequent Election.

2.15                        “Employee” means an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of employer and employee.

2.16                        “Employer” means the Company, as identified in the Adoption Agreement, and any Participating Employer which adopts this Plan. An Employer may be a corporation, a limited liability company, a partnership or sole proprietorship.

2.17                        “Hardship” means an “unforeseeable emergency,” as defined in Section 409A of the Code.  The Committee shall determine whether the circumstances of the Participant constitute an unforeseeable emergency and thus a Hardship within the meaning of this definition.  Following a uniform procedure, the Committee’s determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the Participant shall be required to submit any evidence of the Participant’s circumstances that the Committee requires.  The determination as to whether the Participant’s circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made according to the provisions of this Section for all Participants in similar circumstances.

2.18                     “Initial Election” means a written election on a form provided by the Committee, pursuant to which a Participant:  (i) elects, within the time or times specified in Section 4, to defer the Distribution Date of Deferred Compensation, and (ii) designates the Distribution Date of the Deferred Compensation.

2.19                        “Non-Employee Director” means a member of the Board who is not a current Employee.

2.20                        “Participant” means with respect to any Plan Year an Employee or Non-Employee Director who has been designated by the Committee as a Participant and who has entered the Plan or who has a Deferred Compensation Account under the Plan; provided that if the Participant is an Employee, the individual must be a highly compensated or management employee of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.21                        “Participant Deferral Credits” means the amounts credited to the Participant’s Deferred Compensation Account by the Employer pursuant to the provisions of Section 4.1.

2.22                        “Participating Employer” means any trade or business (whether or not incorporated) which adopts this Plan with the consent of the Company identified in the Adoption Agreement.

2.23                        “Plan” means the Amicus Therapeutics, Inc. Cash Deferral Plan, as herein set out and as set out in the Adoption Agreement, or as duly amended.

2.24                        “Plan-Approved Domestic Relations Order” shall mean a judgment, decree, or order (including the approval of a settlement agreement) which is:

2.24.1              Issued pursuant to a State’s domestic relations law;

2.24.2              Relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of the Participant;

2.24.3              Creates or recognizes the right of a Spouse, former Spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

2.24.4              Requires payment to such person of his or her interest in the Participant’s benefits at a specified date in a lump sum payment; and

2.24.5              Meets such other requirements established by the Committee.

2.25                        “Plan Year” means the twelve-month period ending on the last day of the month designated in the Adoption Agreement; provided that the initial Plan Year may have fewer than twelve months.

2.26                        “Qualifying Distribution Event” means (i) a Participant’s Separation from Service, (ii) the death of a Participant, (iii) the date a Participant becomes Disabled, (iv) the applicable Distribution Date, (v) a Change in Control Event, or (vi) a Hardship, each to the extent provided in Section 6.2.

2.27                        “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Code.

2.28                        “Service” means employment by or service with the Employer. For purposes of the Plan, the service relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment is provided either by statute or contract.

2.29                        “Specified Employee” means an employee who meets the requirements for key employee treatment under Section 416(i)(l)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5) of the Code) at any time during the twelve month period ending on December 31 of each year (the “identification date”).  If the person is a key employee as of any identification date, the person is treated as a Specified Employee for the twelve-month period beginning on the first day of the fourth month following the identification date.  Unless binding corporate action is taken to establish different rules for determining Specified Employees for all plans of the Company and its controlled group members that are subject to Section 409A of the Code, the foregoing rules and the other default rules under the regulations of Section 409A of the Code shall apply.

2.30                        “Spouse” or ‘‘Surviving Spouse” means, except as otherwise provided in the Plan, a person who is the legally married spouse or surviving spouse of a Participant.

2.31                        “Subsequent Election” means a written election on a form provided by the Committee, filed with the Committee in accordance with Section 4, pursuant to which a Participant:  (i) elects, within the time or times specified in Section 4, to further defer the Distribution Date of amounts in the Deferred Compensation Account; and (ii) designates the Distribution Date of such amounts.

Section 3.                                          Participation:

The Committee in its discretion shall designate each Employee and Non-Employee Director who is eligible to participate in the Plan. A Participant whose Service with the Employer ends and who later returns to Service will not be an Active Participant under the Plan, except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have a balance remaining in the Deferred Compensation Account under the Plan on the date of the return to Service.

Section 4.                                          Credits to Deferred Compensation Account:

4.1                               Participant Deferral Credits. A Participant may elect to defer the receipt of Compensation that would otherwise be payable to the Participant, as provided by the Committee, consistent with this Section 4. To the extent provided in the Adoption Agreement, each Active Participant may elect, by submitting an Election to the Employer, to defer the receipt of Compensation (including electing specifically whether such deferral would be made from base salary or bonus) from the Employer by a dollar amount or percentage specified in the Election at such other time and in such form as determined by the Committee, but in no event later than the date on which the Election is required to become irrevocable as set forth in this Section 4.1 or otherwise required by Section 409A of the Code and applicable guidance, and the latest Election on file as of that time shall control. The amount of Compensation the Participant elects to defer, the Participant Deferral Credit, shall be credited by the Employer to the Deferred Compensation Account maintained for the Participant pursuant to Section 8. The following special provisions shall apply with respect to the Participant Deferral Credits of a Participant:

4.1.1                     The Employer shall credit to the Participant’s Deferred Compensation Account on each Crediting Date an amount equal to the total Participant Deferral Credit for the period ending on such Crediting Date.

4.1.2                     An Election pursuant to this Section 4.1 shall be made by the Participant by executing and delivering an Election to the Committee. Except as otherwise provided in this Section 4.1, the Election shall become irrevocable for the following Plan Year with respect to such Participant as of December 31st following the date such Election is received by the Committee.  A Participant’s Election may be changed at any time prior to the last permissible date for making the Election as permitted in this Section 4.1, and shall thereafter be irrevocable. The Election of a Participant shall continue in effect for subsequent years until revoked or amended by the Participant as permitted in this Section 4.1.

4.1.3                     A Participant may execute and deliver an Initial Election to the Committee within 30 days after the date the Participant first becomes newly eligible to participate in the Plan and shall be effective, subject to this Section, with respect to Compensation earned after such 30 day period and the Election shall become irrevocable on such 30th day. Whether a Participant is treated as newly eligible for participation under this Section shall be determined in accordance with Section 409A of the Code and the regulations thereunder, including (i) rules that treat all elective deferral account balance plans as one plan, and (ii) rules that treat a previously eligible Participant as newly eligible if his benefits has been previously distributed or if he has been ineligible for 24 months. For Compensation that is earned based upon a specified performance period (for example, an annual bonus), where a deferral Election is made under this Section, the Election will only apply to the portion of the Compensation equal to the total amount of the

Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the Election becomes irrevocable over the total number of days in the performance period.

4.1.4                     A Participant may revoke or amend an Election (either to terminate, increase or decrease the portion of his future Compensation which is subject to deferral within the percentage limits set forth in Section 4.1 of the Adoption Agreement) by delivering a written modification of the Election to the Committee prior to the time determined by the Committee but in no event later than the date on which the Election is required to become irrevocable as set forth in this Section 4.1 or otherwise required by Section 409A of the Code and applicable guidance. The modification shall become irrevocable as of December 31st following the date such Election is received by the Committee.

4.1.5                     Compensation payable after the last day of the Participant’s taxable year solely for services provided during the final payroll period containing the last day of the Participant’s taxable year (i.e., December 31) is treated for purposes of this Section 4.1 as Compensation for services performed in the subsequent taxable year.

4.1.8                     The Committee may from time to time establish policies or rules consistent with the requirements of Section 409A of the Code to govern the manner in which Participant Deferral Credits may be made.

4.1.9                     If a Participant becomes Disabled all currently effective deferral elections for such Participant shall be cancelled. At the time the participant is no longer Disabled, Subsequent Elections to defer future compensation will be permitted under this Section 4.

4.1.10              If a Participant applies for and receives a distribution on account of a Hardship, all currently effective Elections for such Participant shall be cancelled. Subsequent Elections to defer future compensation under this Section 4 will not be effective until the later of the beginning of the next calendar year after or six months after the date of the Hardship distribution.

4.2                               Subsequent Election.  Each Participant who has previously made an Initial Election, or who, pursuant to this Section 4.2 has made a Subsequent Election in either case to defer the Distribution Date of Compensation, may elect to defer (or re-defer) the Distribution Date for a minimum of five years from the previously-elected distribution date, by filing a Subsequent Election with the Committee on or before the close of business at least one year before the date on which the Distribution Date would otherwise occur (any such Subsequent Election, in accordance with the rules under Section 409A of the Code will not be effective until the one year anniversary of the date the Subsequent Election is made).

A payment is each separately identified amount to which the Participant is entitled under the Plan; provided, that entitlement to a series of installment payments is treated as the entitlement to a single payment.

4.4                               Deferred Compensation Account. All Participant Deferral Credits shall be credited to the Deferred Compensation Account of the Participant as provided in Section 8.

Section 5.                                          Vesting:

A Participant shall be fully vested in the portion of his Deferred Compensation Account attributable to Participant Deferral Credits, and all income, gains and losses attributable thereto.

Section 6.                                          Qualifying Distribution Events:

6.1                               Payment of the vested amounts in a Deferred Compensation Account (and related earnings) shall be paid to the Participant (or in the event of the Participant’s death, to the Beneficiary) by the Employer, in accordance with Section 7, on the first to occur of:  (i) a Participant’s Separation from Service, (ii) the Distribution Date, (iii) a Participant’s Disability, (iv) a Participant’s death, or (v) a Change in Control.  Any payments to which such Specified Employee would be entitled during the first six months following the date of Separation from Service shall be accumulated and paid on the first day of the seventh month following the date of Separation from Service, and shall be adjusted for deemed investment gain and loss incurred during the six month period.

6.2                               Notwithstanding the terms of an Initial Election or Subsequent Election, if,

at the Participant’s written request, the Committee determines that the Participant has incurred a Hardship, the Committee may, in its discretion, authorize the immediate distribution of all or any portion of the Participant’s Deferred Compensation Account.  The Committee may from time to time adopt additional policies or rules consistent with the requirements of Section 409A of the Code to govern the manner in which such distributions may be made so that the Plan may be conveniently administered.

Section 7.                                          Distribution Rules:

7.1                               Payments.  The Employer shall designate in the Adoption Agreement the payment options which may be elected by the Participant (lump sum, annual installments, or a combination of both).  Different payment options may be available for each Qualifying Distribution Event, and different payment options may be available for different types of Separations from Service, all as designated in the Adoption Agreement. The Participant shall elect in the Election the method under which the vested balance in the Deferred Compensation Account will be distributed from among the designated payment options. The Participant may at such time elect a different method of payment for each Qualifying Distribution Event as specified in the Adoption Agreement. If the Participant is permitted by the Employer in the Adoption Agreement to elect different payment options and does not make a valid Election, the vested balance in the Deferred Compensation Account will be distributed as a lump sum.

7.2                               Timing of Payments.  Payment shall be made in the manner elected by the Participant and shall commence as soon as practicable after (but no later than 60 days after) the distribution date elected for the Qualifying Distribution Event. A payment may be further delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code.  Notwithstanding any provision of the Plan to the contrary, including without limitation Section 7.3, upon any Qualifying Distribution Event other than a Distribution Date, all remaining amounts in the Participant’s Deferred Compensation Account(s) shall be paid as soon as practical following such event in lump sum.

7.3                               Installment Payments. If the Participant elects to receive installment payments upon a Distribution Date, the payment of each installment shall be made on the anniversary of the date of the first installment payment, and the amount of the installment shall be adjusted on such anniversary for credits or debits to the Participant’s account pursuant to Section 8 of the Plan. Such adjustment shall be made by dividing the balance in the Deferred Compensation Account on such date by the number of installments remaining to be paid hereunder; provided that the last installment due under the Plan shall be the entire amount credited to the Participant’s account on the date of payment.

7.4                               Acceleration Prohibited. The acceleration of the time or schedule of any payment due under the Plan is prohibited except as expressly provided in regulations and administrative guidance promulgated under Section 409A of the Code (such as accelerations for domestic relations orders and employment taxes). It is not an acceleration of the time or schedule of payment if the Employer waives or accelerates the vesting requirements applicable to a benefit under the Plan.

Section 8.                                          Accounts; Deemed Investment; Adjustments to Account:

8.1                               Accounts. The Committee shall establish a book reserve account, entitled the “Deferred Compensation Account,” on behalf of each Participant. The amount credited to the Deferred Compensation Account shall be adjusted pursuant to the provisions of Section 8.3.

8.2                               Deemed Investments. The Deferred Compensation Account of a Participant shall be credited with an investment return determined as if the account were invested in one or more investment funds made available by the Committee in accordance with Section 8. The Participant shall elect the investment funds in which his Deferred Compensation Account shall be deemed to be invested. Such investment selection shall be made in the manner prescribed by the Committee and shall take effect upon the entry of the Participant into the Plan. The investment selection of the Participant shall remain in effect until a new selection is made by the Participant. In the event the Participant fails for any reason to make an effective selection of the investment return to be credited to his account, the investment return shall be determined by the Committee.

8.3                               Adjustments to Deferred Compensation Account. With respect to each Participant who has a Deferred Compensation Account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

8.3.1                     The Deferred Compensation Account shall be debited each business day with the total amount of any payments made from such account since the last preceding business day to him or for his benefit. Unless otherwise specified by the Employer or in an election made by the Participant, if so permitted by the Committee, each deemed investment fund will be debited pro-rata based on the value of the investment funds as of the end of the preceding business day.

8.3.2                     The Deferred Compensation Account shall be credited on each Crediting Date with the total amount of any Participant Deferral Credits to such account since the last preceding Crediting Date.

8.3.3                     The Deferred Compensation Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the deemed investment funds elected by the Participant in accordance with Section 8.2. The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all concerned.

8.3.4                     Unless otherwise provided by the Committee and in accordance with such procedures as determined by the Committee in its sole discretion, Participants are not limited in the number of deemed investment elections they are permitted to make in a given period.

Section 9.                                          Administration by Committee:

9.1                               Membership of Committee. If the Committee consists of individuals appointed by the Board, they will serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board.

9.2                               General Administration.  The Committee shall be responsible for the operation and administration of the Plan and for carrying out its provisions.  The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Committee shall be final and conclusive on any party.  To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Employer with respect to the Plan.  The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Employer, such administrative or other duties as it sees fit.

9.3                               Indemnification.  To the extent not covered by insurance, the Employer shall indemnify the Committee, each employee, officer, director, and agent of the Employer, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Employer shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Section 10.                                   Contractual Liability:

10.1                        Contractual Liability. Unless otherwise elected in the Adoption Agreement, the Company shall be obligated to make all payments hereunder. This obligation shall constitute a contractual liability of the Company to the Participants, and such payments shall be made from the general funds of the Company.  The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participants shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company, and shall not have a secured or preferred position with respect to such obligation.  Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.

10.2                        Trust. The Employer may, but need not, establish a trust to assist it in meeting its obligations under the Plan. Any such trust shall conform to the requirements of a grantor trust under Revenue Procedures 92-64 and 92-65 and at all times during the continuance of the trust the principal and income of the trust shall be subject to claims of general creditors of the Employer under federal and state law. The establishment of such a trust would not be intended to cause Participants to realize current income on amounts contributed thereto, and the trust would be so interpreted and administered.  The establishment and operation of such a trust, if any, shall be set forth in a Trust Agreement that will, once properly executed, govern the terms of the Trust and its operation with this Plan.

Section 11.                                   Allocation of Responsibilities:

The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

11.1                        Board.

(i)                                     To amend the Plan;

(ii)                                  To appoint and remove members of the Committee; and

(iii)                               To terminate the Plan as permitted in Section 14.

11.2                        Committee.

(i)                                     To designate Participants;

(ii)                                  To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan;

(iii)          To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv)                              To account for the amount credited to the Deferred Compensation Account of a Participant;

(v)                                 To direct the Employer in the payment of benefits;

(vi)                              To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(vii)                           To administer dispute resolution to the extent provided in Section 16.

Section 12.                                   Benefits Not Assignable; Facility of Payments:

12.1                        Benefits Not Assignable. No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts.

12.2                        Plan-Approved Domestic Relations Orders. The Committee shall establish procedures for determining whether an order directed to the Plan is a Plan-Approved Domestic Relations Order.  If the Committee determines that an order is a Plan-Approved Domestic Relations Order, the Committee shall cause the payment of amounts pursuant to or segregate a separate account as provided by (and to prevent any payment or act which might be inconsistent with) the Plan-Approved Domestic Relations Order.

12.3                        Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 13.                                   Beneficiary:

The Participant’s beneficiary shall be the person, persons, entity or entities designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a beneficiary, the beneficiary shall be his Surviving Spouse. If the Participant does not designate a beneficiary and has no Surviving Spouse, the beneficiary shall be the Participant’s estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a beneficiary (the “primary beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had predeceased the Participant.

Section 14.                                   Amendment and Termination of Plan:

14.1                        Amendment and Termination. The Company may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce the balance in any Participant’s Deferred Compensation Account as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Deferred Compensation Account. Notwithstanding the foregoing, the following special provisions shall apply:

Except as otherwise provided in Sections 14.1.5, the Company in its discretion may terminate the Plan and distribute benefits to Participants subject to the following requirements and any others specified under Section 409A of the Code:

14.1.1 All arrangements sponsored by the Employer that would be aggregated with the Plan under Section 1.409A-l(c) of the Treasury Regulations are terminated.

14.1.2 No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination date.

14.1.3 All benefits under the Plan are paid within 24 months of the termination date.

14.1.4 The Employer does not adopt a new arrangement that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations providing for the deferral of compensation at any time within 3 years following the date of termination of the Plan.

14.1.5 The termination does not occur proximate to a downturn in the financial health of the Employer.

Section 15.                                   Communication to Participants:

The Employer shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours at the principal office of the Employer.

Section 16.                                   Dispute Resolution:

In the event that there is any dispute between the Employer and a Participant regarding the Plan or any of its terms, the Employer and the Participant shall try in good faith to first resolve all such disputes as set forth below.

Confidential Discussions.  The Employer and the Participant agree that all discussions and communications during the dispute resolution process will be, and will remain, confidential to the fullest extent allowed by applicable law.  The Employer and the Participant agree to treat all such discussions and communications as compromise and settlement negotiations for the purposes of any rules of evidence.

Negotiation.  If the Employer and the Participant cannot resolve a dispute in the ordinary course of business, the party claiming a grievance against the other shall give the other notice of that grievance in writing, stating the nature of the grievance and the relevant facts, including documentation, and referring to this section.  The other party will then have 15 days to make a complete, written response in a notice to the other.  The Committee and the Participant will meet to discuss the dispute.  If practicable and mutually desirable, they will meet in person.  If the dispute remains unresolved for any reason after 60 calendar days following the mailing of the response, the Employer and the Participant will then proceed to mediation.

Mediation.  The Employer and the Participant will, as soon as commercially reasonable after the 60 day period referred to under negotiation, above, initiate the mediation process and endeavor in good faith to settle their dispute by mediation.  Unless the Employer and the Participant agree to the contrary, the mediation will conform to the then current Mediation Rules for Commercial Financial Disputes of the American Arbitration Association or such similar organization as they may agree.  If they cannot agree on a neutral mediator, one will be appointed by the American Arbitration Association in accordance with its mediation rules.  Mediation will occur within 60 days of the initiation of the mediation process.  The Employer and the Participant will share equally in the fees and expenses of the mediator and the cost of the facilities used for the mediation, but will otherwise bear their respective costs incurred in connection with the mediation.  The mediation shall be non-binding.  If the dispute remains unresolved for any reason after the completion of the mediation process, the dispute will then proceed to arbitration.

Arbitration.  If a dispute is to be resolved by arbitration, the arbitration proceeding will take place in Cranbury, NJ, unless the Employer and the Participant agree to the contrary.  The arbitration will be governed by the Federal Arbitration Act.

Section 17.                                   Miscellaneous Provisions:

17.1                        Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid.  This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

17.2                        Lost Distributees. A benefit shall be deemed forfeited if the Committee is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence.

17.3                        Reliance on Data. The Employer and the Committee shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

17.4                        Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

17.5                        Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

17.6                        Merger or Consolidation; Assumption of Plan. No Employer shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan. Nothing herein shall prohibit the assumption of the obligations and liabilities of the Employer under the Plan by any Successor Entity.

17.7                        Construction. The Employer shall designate in the Adoption Agreement the state according to whose laws the provisions of the Plan shall be construed and enforced, except to the extent that such laws are superseded by ERISA and the applicable requirements of the Code.

17.8                        Taxes. The Employer or other payor may withhold a benefit payment under the Plan or a Participant’s wages, or the Employer may reduce a Participant’s Restricted Stock Unit Account balance, in order to meet any federal, state, or local or employment tax withholding obligations with respect to Plan benefits, as permitted under Section 409A of the Code. The Employer or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.